Rightscorp Reports Revenues for First Quarter 2014

Increase of 256% Over Same Period in 2013

Company Delivers Its 9th Quarter of Consecutive Revenue Increases

PR Newswire

SANTA MONICA, Calif., April 30, 2014

SANTA MONICA, Calif., April 30, 2014 /PRNewswire/ -- Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), today announced that revenue for the first quarter 2014 ending March 31, 2014 grew 256% to $188,215 from $52,835 in the first quarter of 2013.  Sequentially, revenues increased 21% from $155,381 in the fourth quarter of 2013.

“I’m very pleased with our performance during the quarter,” said Christopher Sabec, CEO of Rightscorp. “Our team continues to execute on all our growth drivers. We expanded the number of active copyrights in our system that we can collect on from 40,000 at year-end 2013 to roughly 80,000. We are gaining acceptance from ISPs as they recognize the huge amount of bandwidth consumed by illegal downloading. To date, we have closed more than 65,000 cases of copyright infringement and we expect our operating metrics to grow on all levels moving forward.”

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, and games and ensures that owners and creators are rightfully paid for their IP.  Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs).  The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784